UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CPI Card Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10026 West San Juan Way

Littleton, Colorado 80127

April 12, 2019

Dear Stockholder:

On behalf of the Board of Directors of CPI Card Group Inc., you are cordially invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 30, 2019, at 8:00 a.m. Mountain Time at the Hampton Inn & Suites, 7611 Shaffer Parkway, Littleton, Colorado 80127.

We have included in this letter a proxy statement that provides you with detailed information about the Annual Meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about CPI Card Group Inc. from documents we have filed with the Securities and Exchange Commission.

You are being asked at the Annual Meeting to elect directors named in this proxy statement, to ratify the retention of KPMG LLP as our independent registered public accounting firm for 2019 and to transact any other business properly brought before the meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly. You may vote your shares through one of the methods described in the enclosed proxy statement. We strongly urge you to read the accompanying proxy statement carefully and to vote FOR the nominees proposed by the Board of Directors and in accordance with the recommendations of the Board of Directors on the other proposal by following the voting instructions contained in the proxy statement.

Sincerely,

Bradley Seaman	Scott Scheirman

Chairman of the Board	President, Chief Executive Officer and Director

This proxy statement is dated April 12, 2019 and is first being made available to stockholders via the Internet on, or about April 12, 2019.

CPI CARD GROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 30, 2019

8:00 A.M. (Mountain Time)

To the Stockholders of CPI Card Group Inc.:

The 2019 Annual Meeting of Stockholders will be held on May 30, 2019, at 8:00 a.m. (Mountain Time) at the Hampton Inn & Suites, 7611 Shaffer Parkway, Littleton, Colorado 80127.  The purpose of the meeting is to:

1.	elect six directors;

2.	ratify the retention of KPMG LLP as our independent registered public accounting firm for 2019; and

3.	conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Voting is limited to stockholders of record at the close of business on April 5, 2019. A list of stockholders entitled to vote at the meeting, and any postponements or adjournments of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. (Mountain Time) at our headquarters at 10026 West San Juan Way, Littleton, Colorado 80127 during the ten days prior to the Annual Meeting and also at the Annual Meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OVER THE TELEPHONE, VIA THE INTERNET OR BY COMPLETING, DATING, SIGNING AND RETURNING A PROXY CARD, AS DESCRIBED IN THE ENCLOSED PROXY STATEMENT. YOUR PROMPT COOPERATION IS GREATLY APPRECIATED.

By Order of the Board of Directors,

Sarah Kilgore
Chief Legal and Compliance Officer and Corporate Secretary

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report available to stockholders electronically via the Internet. On or about April 12, 2019, we will mail to most of our stockholders a notice (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report and to vote via the Internet or by telephone.

The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, you may elect to receive future proxy materials in printed form by mail or electronically by e-mail by following the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail, unless you elect otherwise.

CPI CARD GROUP INC.

10026 West San Juan Way

Littleton, Colorado 80127

SUMMARY OF THE ANNUAL MEETING

This proxy statement contains information related to the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of CPI Card Group Inc. (referred to herein as the “Company,” “CPI,” “we,” “us” or “our” as the context requires) to be held at the Hampton Inn & Suites, 7611 Shaffer Parkway, Littleton, Colorado 80127, on May 30, 2019, at 8:00 a.m. (Mountain Time). This proxy statement is first being made available to stockholders via the Internet on or about April 12, 2019.

Why did you send me this proxy statement?

We sent you this proxy statement because the Board of Directors (the “Board”) of the Company is soliciting your proxy to vote at the Annual Meeting and at any postponements or adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Who can vote at the Annual Meeting?

Only stockholders of record as of the record date are entitled to vote at the Annual Meeting. The record date to determine stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 5, 2019. On the record date, there were 11,160,537 shares of our common stock, par value $0.001 per share, outstanding. Our common stock is the only class of voting securities outstanding.

How many shares must be present to conduct the Annual Meeting?

We must have a quorum present in person or by proxy to conduct the Annual Meeting. A quorum is established when a majority of shares entitled to vote is present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes (as described below) are counted for purposes of determining whether a quorum is present.

What matters are to be voted on at the Annual Meeting?

The agenda for the Annual Meeting is to:

1.	elect six directors;

2.	ratify the retention of KPMG LLP as our independent registered public accounting firm for 2019; and

3.	conduct any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this proxy statement, we do not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

How does the Board recommend that I vote?

The Board recommends that you vote:

1.	FOR the election of each of CPI’s director nominees named in this proxy statement; and

2.	FOR the ratification of the retention of KPMG LLP as our independent registered public accounting firm for 2019.

How do I vote at the Annual Meeting?

You may vote in person at the Annual Meeting or by proxy. In addition, if you are a stockholder of record of CPI’s shares, there are three ways to vote by proxy:

•	By Telephone — You can vote by telephone by following the instructions on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote by telephone;

•

By Internet — You can vote via the Internet by following the instructions on your proxy card. You will need to use the control number appearing on your Notice or proxy card to vote via the Internet; or

•	By Mail — You can vote by completing, dating, signing and returning the proxy card.

If you are a beneficial owner of shares held in street name, you may vote as follows:

•

By Telephone — If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•

By Internet — You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•

By Mail — If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

If you are a beneficial owner of shares held in street name and wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot when you arrive.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. You may vote over the telephone or via the Internet until 11:59 p.m. on May 29, 2019. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

Your proxy will be voted in accordance with your instructions, so long as, in the case of a proxy card returned by mail, such card has been signed and dated. If you vote your shares via the Internet, by telephone or by executing and returning a proxy card by mail but you do not provide specific instructions with respect to the proposals, your shares will be voted FOR the director nominees named in this proxy statement and FOR the ratification of the retention of our independent registered public accounting firm.

As of the date of this proxy statement, we do not know of any matters to be presented at the Annual Meeting except those described in this proxy statement. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

What does it mean if I receive more than one Notice of internet availability of proxy materials?

You may receive more than one Notice, more than one e-mail or multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive or vote over the Internet the shares represented by each Notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more Notices).

May I change my vote?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting. To change your vote, if you are a stockholder of record, you may submit another later dated proxy by telephone, Internet or mail or by voting your shares in person at the Annual Meeting (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must vote in person at the Annual Meeting to revoke your proxy). If you are a beneficial owner and your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or if you have obtained a legal proxy from such entity giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

What vote is required to elect directors and approve the other matters described in this proxy statement?

Because this is an uncontested election, the director nominees must receive the affirmative vote of a majority of the votes cast to be elected (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) (Proposal No. 1). Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

For the ratification of the retention of KPMG LLP as our independent registered public accounting firm for 2019 (Proposal No. 2), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will not be voted but will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have the effect of a negative vote on Proposal No. 2. Brokers have discretion to vote on the ratification of our independent registered public accounting firm and, as such, no votes on Proposal No. 2 will be considered broker non-votes. For additional information about broker non-votes, see “How do I vote if my bank or broker holds my shares in ‘street name’?”

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name on the Company’s books and records or with our transfer agent, you are the “stockholder of record” of those shares, and this proxy statement and accompanying materials have been provided directly to you by the Company. On the other hand, if you purchased your shares through a brokerage or other financial intermediary, the brokerage or other financial intermediary will automatically put your shares into “street name” which means that the brokerage or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record.

How do I vote if my bank or broker holds my shares in “street name”?

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should refer to the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters (Proposal No. 2 (ratification of auditors)) but will not be permitted to exercise voting discretion with respect to non-routine matters (Proposal No. 1

(director elections)). Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 2, your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 1, your shares will not be voted on such proposal. This is called a “broker non-vote.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum, but will have no effect on the non-routine proposals. We urge you to promptly provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Annual Meeting.

How many votes do I have?

Each share of common stock that you hold as of the record date entitles you to one vote, without cumulation, on each matter to be voted upon at the Annual Meeting.

How will the votes be counted at the Annual Meeting?

The votes will be counted by the inspector of election appointed for the Annual Meeting.

How will the Company announce the voting results?

The Company will report the final results of the voting at the Annual Meeting in a filing with the SEC on a Current Report on Form 8-K within four (4) business days of the date of the Annual Meeting.

Who pays for the Company’s solicitation of proxies?

The Board is soliciting your proxy to vote your shares of common stock at our Annual Meeting. We will bear the cost of soliciting proxies on behalf of the Company, including preparing, printing and mailing this proxy statement. Proxies may be solicited personally, by mail, email or by telephone by certain of our directors, officers, employees or representatives. Our directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their out-of-pocket expenses in forwarding solicitation materials to such beneficial owners.

What is “householding” and how does it work?

Under the rules adopted by the SEC, we may deliver a single Notice to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice, as requested, to any stockholder at the shared address to which a single copy of the Notice was delivered. If you prefer to receive separate copies of the Notice, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future Notices for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address or sending a written request to CPI Card Group Inc., 10026 West San Juan Way, Littleton, Colorado 80127, Attention: Investor Relations.

What do I need for admission to the Annual Meeting?

Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the record date (April 5, 2019), individuals holding a valid proxy from a record holder and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in a street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned stock as of the record date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting.

Explanatory Note

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we will not be required to provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or obtain stockholder approval of any golden parachute payments not previously approved. In addition, because we are an emerging growth company, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies.

We could be an emerging growth company for up to five years from the date of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur at the end of the fiscal year during which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. Under Section 107(b) of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

ELECTION OF DIRECTORS

PROPOSAL NO. 1

Upon the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board has nominated the six individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of stockholders in 2020 or until their successors, if any, are elected or appointed. Our Certificate of Incorporation and Bylaws provide for the annual election of directors. Each director nominee must receive the affirmative vote of a majority of the votes cast to be elected (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all director nominees. The Board has determined that each director nominee, other than Mr. Scott Scheirman, is an independent director, as further described below in “Directors and Corporate Governance — Independence of Directors.”

All of the director nominees listed below have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

Name	Position
Douglas Pearce	Director
Robert Pearce	Director
Nicholas Peters	Director
Scott Scheirman	Director, President and Chief Executive Officer
Bradley Seaman	Chairman of the Board
Valerie Soranno Keating	Director

Biographical information relating to each of the director nominees is set forth below under “Directors and Corporate Governance” and incorporated by reference herein.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF CPI’s DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH OF CPI’s DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

DIRECTORS AND CORPORATE GOVERNANCE

Director Biographical Information and Qualifications

Set forth below is a description of the business experience of each director, as well as the specific qualifications, skills and experiences considered by the Nominating Committee and the Board in recommending our slate of director nominees. Each director listed below is nominated for reelection to the Board for a term expiring at the annual meeting of stockholders in 2020. See “Election of Directors (Proposal No. 1).”

Douglas Pearce, 66, has served on our Board of Directors since January 2016. Mr. Pearce was the founding Chief Executive Officer and Chief Investment Officer of the British Columbia Investment Management Corporation (bcIMC), one of Canada’s largest institutional money managers. Mr. Pearce led the organization from 1988 until he retired in June 2014. Since 2016, Mr. Pearce has served on the board of directors of the Guardian of New Zealand Superannuation Fund. Mr. Pearce has also served as director and Chair of the Canadian Coalition for Good Governance (CCGG), the Pacific Pension Institute (PPI), and the Pension Investment Association of Canada (PIAC). Mr. Pearce was a member of the Faculty Advisory Board at the University Of British Columbia Sauder School Of Business and the Advisory Board at the Forum for Women Entrepreneurs. Mr. Pearce received his Bachelor of Commerce degree from the University of Calgary and is an accredited director in the Institute of Corporate Directors (ICD). Mr. Pearce brings to the Board a wealth of investment and corporate governance experience.

Robert Pearce, 64, has served on our Board of Directors since 2007. Mr. Pearce also serves on the board of directors of Canada Guaranty Mortgage Insurance Company, First American Payments Systems and First National Financial LP. Mr. Pearce spent 26 years with BMO Bank of Montreal, from 1980 to 2006, most recently holding the position of President and Chief Executive Officer, Personal and Commercial Client Group. He also served on the board of directors of MasterCard International from 1998 to 2006 and as Chairman of the Canadian Bankers’ Association from 2004 to 2006. Mr. Pearce holds a Bachelor of Arts from the University of Victoria and a Master of Business Administration from the University of British Columbia. Mr. Pearce brings to the Board more than 30 years of operational and leadership experience in the financial services industry, including extensive operating experience in credit card, debit card and prepaid cards in both card issuing and merchant acceptance in Canada and the United States.

Nicholas Peters, 46 has served on our Board of Directors since 2007. Mr. Peters is a Managing Director at Parallel49 Equity (formerly Tricor Pacific Capital) a private equity firm that makes control investments in lower middle market companies in the United States and Canada, which he joined in 2002, and also began serving as Parallel49 Equity’s Chief Financial Officer in 2012. Prior to joining Parallel49 Equity, Mr. Peters was a Senior Manager at Arthur Andersen LLP in Chicago. Mr. Peters is the Chairman of BFG Supply Company LLC, the Questco Companies and Certified Recycling and serves on the board of several other Parallel49 Equity investment companies. Mr. Peters holds a Bachelor of Science degree in Business Administration from the University of Dayton in Ohio. He is a Certified Public Accountant and is affiliated with the American Institute of Certified Public Accountants and the Ohio Society of CPAs. Mr. Peters brings to the Board strong finance and accounting skills, as well as valuable experience from his oversight of the management and operations of several of Parallel49 Equity’s portfolio companies.

Scott Scheirman, 56, has served as our President and Chief Executive Officer since October 2017 and on our Board of Directors since October 2016. Prior to joining the Company, Mr. Scheirman served as the Chief Executive Officer and a co-founder of JKL Ventures LLC, a private investment and strategic advisory firm since February 2014. Prior to JKL Ventures LLC, Mr. Scheirman served as the Executive Vice President and Chief Financial Officer of Western Union (NYSE:WU) from September 2006 to December 2013. Prior to joining Western Union, Mr. Scheirman held a variety of executive leadership and financial officer roles at First Data Corporation (NYSE:FDC), and began his career at Ernst & Young LLP. Mr. Scheirman holds a Bachelor of Science degree in Business Administration with an emphasis in Accounting from the University of Northern Colorado. Mr. Scheirman brings to the Board extensive strategic planning, finance, risk management, international, public company and corporate governance experience, and through his position as our Chief Executive Officer, he brings to the Board management’s perspective over a full range of issues affecting the Company.

Bradley Seaman, 59, has served on our Board of Directors since 2007 and currently serves as Chairman of the Board. Mr. Seaman has been employed, since August 1999, by Parallel49 Equity and its predecessor by name, Tricor Pacific Capital. From 1999 through December 2011, Mr. Seaman was Parallel49 Equity’s Managing Director and leader of its U.S. operations, and, since January 2012, has served as its Managing Partner, responsible for leading overall firm operations, strategy, funding and investments. Prior to joining Parallel49 Equity, and from 1990 through July 1999, Mr. Seaman was employed by GE Capital Corporation where he held a number of increasingly senior positions in GE’s Transportation & Industrial Funding and Commercial Finance units. In 1994, Mr. Seaman was selected to be part of a new group that was established to focus GE Capital’s debt and equity products on the emerging private equity market, and, in that capacity, headed GE’s offices in New York and Chicago. Mr. Seaman is also a member of the board of directors of Steel Dynamics, Inc. (NASDAQ: STLD). Mr. Seaman holds a Bachelor of Science degree in Business Administration from Bowling Green State University and a Master of Business Administration from the University of Dallas. He brings to the Board a comprehensive understanding and experience in the capital markets, management experience, and both operational and corporate governance experience drawn from his involvement in the management and oversight of Parallel49 Equity’s portfolio companies.

Valerie Soranno Keating, 55, has served on our Board of Directors since May 2018. Ms. Soranno Keating has been senior advisor to a number of private equity firms in the U.S. and Europe since 2017. From November 2009 through May 2015 she was the Chief Executive Officer of Barclaycard, the global payments division of Barclays PLC (NYSE:BCS), with $60 billion in assets and over 30 million customers throughout the U.S., Europe and South Africa. Before joining Barclays, Ms. Soranno Keating held a variety of executive positions at American Express Company (NYSE:AXP) from May 1993 through May 2009 including President, Travelers Cheques & Prepaid Services, Executive Vice President Global Commercial Services, Executive Vice President Global Merchant Services, Emerging Global Businesses & Network Expansion, and Vice President Corporate Strategic Planning. Ms. Soranno Keating also serves on the board of directors of One Main Financial (NYSE:OMF), a consumer lending business. Ms. Soranno Keating holds a Bachelor of Science Degree in Business Administration from Lehigh University. She brings to the Board over 20 years of experience in both executive and board roles across a broad spectrum of payments and-related businesses. Ms. Soranno Keating brings to the board over 25 years of experience in the payments industry.

Director Selection Process

The Nominating Committee works with the Board to determine periodically, as appropriate, the desired Board qualifications, expertise and characteristics, including such factors as business experience and diversity of experience; and with respect to diversity, the Nominating Committee may consider such factors as differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board.

The Nominating Committee and the Board evaluate each individual in the context of the membership of the Board as a group, with the objective of having a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of background and experience in the various areas. Each director should be an individual of high character and integrity. In determining whether to recommend a director for re-election, the Nominating Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board and the Company and other qualifications and characteristics that may be set forth in the Nominating Committee charter.

Recommendation of Directors by Stockholders

In accordance with its charter, the Nominating Committee will consider candidates for election as a director of the Company recommended by any CPI stockholder, provided that the recommending stockholder follows the procedures set forth in Section 2.10 of the Company’s Bylaws for nominations by stockholders of persons to serve as directors. The Nominating Committee evaluates such candidates in the same manner by which it evaluates other director candidates considered by the Nominating Committee, as described above.

Pursuant to Section 2.10 of the Bylaws, nominations of persons for election to the Board at a meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who sends a timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is more than 30 days prior to or after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which “public announcement” of the date of such annual meeting is made by the Company. For purposes of the Bylaws, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the SEC.

The stockholder’s notice or recommendation is required to contain certain prescribed information about each person the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations or notices relating to director nominations should be sent to CPI Card Group, 10026 West San Juan Way, Littleton, Colorado 80127; Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary.

Independence of Directors

The Company’s Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit Committee, Compensation Committee and Nominating Committee, must meet the criteria for independence set forth under applicable law and NASDAQ listing standards. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. These independence guidelines are part of our Corporate Governance Guidelines, available on our website at www.cpicardgroup.com. The Board considers all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director.

The Board has made independence determinations with respect to each of our directors. Based on the NASDAQ independence guidelines, the Board has affirmatively determined that each of Ms. Soranno Keating and Messrs. D. Pearce, R. Pearce, Peters, and Seaman are independent within the meaning of NASDAQ rules.

Board’s Role in Risk Oversight

The Company’s management continually monitors the material risks facing the Company.  Our enterprise risk management process is designed to facilitate the identification, assessment and management of certain key risks the Company may encounter and which may impact our ability to achieve our strategic objectives. The enterprise risk management process supplements management’s ongoing responsibilities to monitor and address risks by working with risk owners to identify causes of and action plans for certain risks, which then are discussed with senior management.

The Board, with the assistance of the Board committees, is responsible for overseeing such management actions to ensure that material risks affecting the Company are identified and managed appropriately.  The Board and the Board committees oversee risks associated with their principal areas of focused, as summarized below:

Board/Committee Areas of Risk Oversight and Actions

Careful evaluation of the reports received from management and by making inquiries of management on areas of particular interest to the Board

Reviews with management material strategic, operational, financial, compensation and compliance risks

Considers specific risk topics in connection with strategic planning and other matters

Oversees risk oversight and related activities conducted by the Board committees through reports of the committee chairmen to the Board

Full Board

•Oversight of the enterprise risk management process

•Evaluation of the reports received from management and by making inquiries of management on areas of particular interest to the Board

•Reviews with management material strategic, operational, financial, compensation and compliance risks

•Considers specific risk topics in connection with strategic planning and other matters

•Oversees risk oversight and related activities conducted by the Board committees through reports of the committee chairmen to the Board

Audit Committee

•Discusses with management the Company’s process for assessing and managing risks, including the Company’s major financial risk exposures and the steps necessary to monitor and control such exposures

•Central oversight of financial and compliance risks

•Meets periodically with senior management and our independent auditor, KPMG LLP, and reports on its findings at meetings of the Board

•Assesses periodically reports provided by management on risks addressed in the enterprise risk management process and other risks

Compensation Committee	•Oversees the review and evaluation of the risks associated with our compensation policies and practices
Nominating Committee	•Oversees risks associated with our governance structure and processes •Reviews our organizational documents, Corporate Governance Guidelines and other policies

Corporate Governance

The Board has approved Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Conduct for Financial Officers. Our corporate governance documents, including the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, the Code of Conduct for Financial Officers and committee charters, are available on our website at www.cpicardgroup.com or in printed form upon request by contacting CPI Card Group at 10026 West San Juan Way, Littleton, Colorado 80127, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies these documents as warranted. Any modifications will be reflected on our website. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference herein.

Other Board Information

Leadership Structure of the Board

Bradley Seaman serves as our Chairman of the Board, and Scott Scheirman serves as our Chief Executive Officer. Our Board has decided to maintain separate Chairman and CEO roles to allow our CEO to focus on the execution of our business strategy, growth and development, while allowing the Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the CEO is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. While our Bylaws and Corporate Governance Guidelines do not require that our Chairman and CEO positions be separate, the Board believes that having separate positions and having an independent director serve as Chairman is the appropriate leadership structure for us at this time.

Board Meetings

In 2018, our Board held twelve meetings. In addition to our Board meetings, our directors attend meetings of committees established by our Board. Each of CPI’s director nominees attended at least 75% of the meetings of our Board and the committees on which he or she served during 2018 that were held when he or she was a director. Our directors are encouraged to attend all annual and special meetings of our stockholders. All of our directors attended the 2018 annual meeting of stockholders.

Meetings of Non-Employee Directors

In accordance with our Corporate Governance Guidelines, our non-employee directors meet regularly in executive sessions of the Board without management present. Mr. Bradley Seaman, our Chairman, presides over these executive sessions. In the event that Mr. Bradley Seaman is not available to lead these meetings, the presiding director is chosen by the non-employee directors in attendance.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.  The following chart sets forth the directors who currently serve as members of each of the Board committees as of the date of this proxy statement.

	Audit	Compensation	Nominating
Directors	Committee	Committee	Committee
Douglas Pearce	X		C
Robert Pearce	C	X
Nicholas Peters		C	X
Scott Scheirman
Bradley Seaman*		X
Valerie Soranno Keating	X		X

*      Chairman of the Board

“C”  Denotes member and chair of committee

“X”  Denotes member

Audit Committee

In 2018, the Audit Committee held twelve meetings. Each of the members of the Audit Committee is a non-employee director.  We believe that each of Ms. Soranno Keating and Messrs. Doug Pearce and Robert Pearce meets the independence criteria for purposes of serving on an audit committee under the applicable NASDAQ rules and Rule 10A-3 under the Exchange Act. In addition, our board of directors has determined that each of Messrs. Robert Pearce and Doug Pearce qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.  The Audit Committee operates under a written charter setting forth its functions and responsibilities.  A copy of the current charter is available on our website at www.cpicardgroup.com or in printed form upon request.

Compensation Committee

The Compensation Committee held eight meetings in 2018. The Board has determined that all of the members of the Compensation Committee are independent as defined in NASDAQ rules, including the independence standards applicable to compensation committees. The Compensation Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies and programs of the Company and reviewing the disclosure of such plans, policies and programs to our stockholders in the annual proxy statement. The Compensation Committee utilizes an independent compensation consultant to assist it in its duties. The Compensation Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.cpicardgroup.com or in printed form upon request.

In consultation with the Company’s management, the Compensation Committee establishes the general policies relating to senior management compensation and oversees the development and administration of such compensation programs. Our human resources executives and staff support the Compensation Committee in its work. These members of management work with compensation consultants whose engagements have been approved by the Compensation Committee, accountants and legal counsel, as necessary, to implement the Compensation Committee’s decisions, to monitor evolving competitive practices and to make compensation recommendations to the Compensation Committee. Our human resources management develops specific compensation recommendations for senior executives, which are first reviewed by senior management and then presented to the Compensation Committee and its independent compensation consultant. The Compensation Committee has final authority to approve, modify or reject the recommendations and to make its decisions in executive session. The Compensation Committee approves all compensation of our executive officers, including equity awards.

In 2018, Compensation Committee engaged Willis Towers Watson as its independent compensation consultant. The consultant reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The Compensation Committee has the sole authority to approve the scope and terms of the engagement of such compensation consultant and to terminate such engagement. Willis Towers Watson assisted the Compensation Committee with the development of competitive market data and related assessments of the Company’s executive and director compensation levels, evaluation of annual and long-term incentive compensation strategy and compilation and review of total compensation data for the Company’s Named Executive Officers (as defined in “Executive Compensation”). Other than with respect to consulting on executive and director compensation matters, Willis Towers Watson has performed no other services for the Compensation Committee and limited consulting services for the Company which the Compensation Committee has determined do not impair Willis Towers Watson’s independence.

The Compensation Committee has reviewed the independence of Willis Towers Watson in light of SEC rules and NASDAQ listing standards regarding compensation consultants and has concluded that Willis Towers Watson’s work for the Compensation Committee does not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating Committee held five meetings in 2018.  Each of the members of the Nominating Committee is independent as defined in NASDAQ rules.

The Nominating Committee is responsible for, among other things: (i) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (ii) recommending director nominees to the Board for election at the next annual meeting of the stockholders of the Company; (iii) in the event of a vacancy on or an increase in the size of the Board, recommending director nominees to the Board to fill such vacancy or newly established Board seat; (iv) recommending directors to the Board for membership on each committee of the Board; and (v) establishing and reviewing annually our Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Nominating Committee operates under a written charter setting forth its functions and responsibilities. A copy of the current charter is available on our website at www.cpicardgroup.com or in printed form upon request.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications to the Board

Stockholders and interested parties can contact the Board (including the Chairman and the independent directors) through written communication sent to CPI Card Group, 10026 West San Juan Way, Littleton, Colorado 80127, Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary. Our Corporate Secretary reviews all written communications and forwards to the Board copies of any such correspondence that is directed to the Board or that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Board committees or that she otherwise determines requires the Board’s or any Board Committee’s attention. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of our Audit Committee Chair and handled in accordance with procedures established by the Audit Committee with respect to such matters. From time to time, the Board may change the process by which stockholders may communicate with the Board. Any such changes will be reflected in our Corporate Governance Guidelines, which are posted on our website at www.cpicardgroup.com.

Director Compensation

As described more fully below, the following table summarizes the annual compensation for our non-employee directors during 2018.

2018 DIRECTOR COMPENSATION

	Fees	Fees
	Earned	Earned
	Or Paid	Or Paid
	In Cash	In Stock (1)	Total
Name	($)	($)	($)
Diane Fulton (2)	$30,000	$—	$30,000
Douglas Pearce	$70,000	$50,000	$120,000
Robert Pearce	$77,500	$50,000	$127,500
Nicholas Peters (5)	—	—	—
David Rowntree (3) (5)	—	—	—
Bradley Seaman (5)	—	—	—
Silvio Tavares (4)	$56,250	$50,000	$106,250
Valerie Soranno Keating	$46,250	$50,000	$96,250

(1)  On May 31, 2018, each non-employee director not nominated by Tricor Pacific Capital Partners (Fund IV), Limited Partnership, and Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership (collectively, the “Tricor Funds”) received fees paid in stock represented by grants of restricted stock units (“RSUs”), which vest on the first anniversary of the award date.  The amounts shown reflect the grant date fair value computed in accordance with FASB ASC 718.

As of December 31, 2018, each director held the following number of unvested RSUs:

•Ms. Fulton - 0 RSUs;

•Ms. Soranno Keating – 18,797 RSUs;

•Mr. D. Pearce – 18,797 RSUs;

•Mr. R. Pearce – 18,797 RSUs; and

•Mr. Tavares – 0 RSUs.

(2)  Effective upon the expiration of her term on May 31, 2018, Diane Fulton retired from the Board.

(3)  Effective as of June 15, 2018, David Rowntree resigned from the Board.

(4)  Effective as of July 17, 2018, Silvio Tavares resigned from the Board.

(5)  Directors nominated by the Tricor Funds, which are managed by Parallel49 Equity, ULC, did not receive compensation, consistent with past practice. Refer to “Certain Relationships and Related Party Transactions - Director Nomination Agreement” for a description of the Tricor Funds’ right to designate nominees.

Narrative to Director’s Compensation Table

The following sets forth our compensation package for our non-employee directors.  In early 2019, the disinterested members of the Board determined that it is in the best interests of the Company and its shareholders to compensate directors nominated by the Tricor Funds consistent with the other non-employee directors.  The Company does not pay a management fee to the Tricor Funds.

Compensation Element	Value
Retainer	$100,000	(1)

Audit Committee Chair Fee	$20,000
Compensation Committee Chair Fee	$15,000
Nominating Committee Chair Fee	$10,000
Audit Committee Member Fee	$10,000
Compensation Committee Member Fee	$7,500
Nominating Committee Member Fee	$5,000

(1)  50% received in cash and 50% received in restricted stock units, vesting 100% on the first anniversary of the award date.

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth, as of April 5, 2019 (except as indicated below), beneficial ownership, as defined by SEC rules, of our common stock. Each of the persons listed below has sole voting and investment power with respect to the beneficially owned shares listed unless otherwise indicated. For purposes of the following table, beneficial ownership is determined in accordance with Exchange Act Rule 13d-3.  The percentage calculations set forth in the table are based on 11,160,537 shares of common stock outstanding on April 5, 2019 rather than based on the percentages set forth in stockholders’ Schedules 13G or 13D, as applicable, filed with the SEC. Unless otherwise indicated, the address of each beneficial owner is c/o CPI Card Group Inc., 10026 West San Juan Way, Littleton, Colorado 80127.

	Number of
	Shares of	Percentage of
	Common	Common
	Stock	Stock
	Owned	Owned
	Beneficially	Beneficially
5% Beneficial Owners:
Tricor Pacific Capital Partners (Fund IV), Limited Partnership(1)	4,124,368	37.0%
Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership (1)	2,434,457	21.8%

Named Executive Officers and Directors:
Jason Bohrer (2)	41,746	*
Lane Dubin (3)	28,826	*
Douglas Pearce (4)	28,191	*
Scott Scheirman (5)	99,575	*
Robert Pearce (6)	105,189	*
Nicholas Peters	—	*
Bradley Seaman	—	*
Valerie Soranno Keating (7)	18,797	*
Total Executive Officers and Directors as a Group (14 individuals) (8)	372,691	3.3%

*Less than 1%

(1)

Based on a Schedule 13G filed jointly by the Tricor Funds and Parallel49 Equity, ULC on February 12, 2016, as adjusted to give effect to the Reverse Stock Split. Each of the Tricor Funds is managed by Parallel49 Equity, ULC, as the general partner. Mr. Bradley Seaman, Mr. David Rowntree, J. Trevor Johnstone and Roderick Senft are the sole members of an investment committee of the Tricor Funds that has the power to vote or dispose of the shares held by the Tricor Funds. Each of Messrs. Seaman and Peters is an officer or member of the Tricor Funds and has an indirect pecuniary interest in the shares of common stock held by the Tricor Funds through their respective interests in the Tricor Funds. Each of Messrs. Seaman and Peters expressly disclaims any beneficial ownership of any shares of common stock held by the Tricor Funds. The address of the Tricor Funds is c/o Parallel49 Equity, 225 East Deerpath Road, Suite 200, Lake Forest, IL 60045.

(2)	Includes an aggregate of 36,032 options to purchase common stock that are vested or will vest within 60 days of April 5, 2019.
(3)	Includes an aggregate of 27,528 options to purchase common stock that are vested or will vest within 60 days of April 5, 2019.
(4)	Includes 18,797 of restricted stock units vesting within 60 days of April 5, 2019.
(5)	Includes an aggregate of 93,334 options to purchase common stock that are vested or will vest within 60 days of April 5, 2019.
(6)	Includes 18,797 of restricted stock units vesting within 60 days of April 5, 2019.
(7)	Includes 18,797 of restricted stock units vesting within 60 days of April 5, 2019.
(8)

Includes an aggregate of 189,977 options to purchase common stock that are vested or will vest within 60 days of April 5, 2019 and 56,391 restricted stock units vesting within 60 days of April 5, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon our review of reports filed with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied with the reporting requirements of Section 16(a) of the Exchange Act during 2018.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning each of our executive officers:

Name	Age	Position
Scott Scheirman	56	President, Chief Executive Officer and Director
Jason Bohrer	48	Senior Vice President and General Manager, Secure Card Solutions
Guy DiMaggio	49	Senior Vice President and General Manager, Personalization
Lane Dubin	50	Senior Vice President and General Manager, Prepaid and Instant Issuance
Rob Grant	58	Vice President and Chief Information Officer
John Lowe	42	Chief Financial Officer
Lisa Jacoba	51	Chief Human Resources Officer
Sarah Kilgore	51	Chief Legal and Compliance Officer
Kevin O’Brien	39	Chief Accounting Officer

Scott Scheirman.  See “Directors and Corporate Governance” for Mr. Scheirman’s biographical information.

Jason Bohrer has served as our Senior Vice President and General Manager, Secure Card Solutions, since January 2018.  Mr. Bohrer joined the Company as Senior Vice President of Operations in June 2016. Prior to joining the Company, from 2002 to 2016, Mr. Bohrer worked at HID Global, a provider of access control and secure identity solutions, most recently serving as VP, Global Operations from January 2015 to May 2016, VP & Executive Sponsor, Americas & HQ Consolidation from January 2013 to December 2014, and Senior Vice President, Managed Services from January 2011 to December 2012. Prior to joining HID Global, Mr. Bohrer held operations positions at Indala Corp. (formerly Motorola’s smartcard division) and Motorola, Inc. Mr. Bohrer holds a Bachelor’s Degree in Economics from the University of Texas, and was an inaugural member of the University of Chicago’s Executive Institute.

Guy DiMaggio has served as our Senior Vice President and General Manager of Personalization since July 2018. Mr. DiMaggio is a financial services executive with over 20 years of experience building and leading world-class operations and customer service teams. Prior to joining the Company, he was the SVP and Head of Operations for iPayment Inc from 2013 to 2018, responsible for leading all client support and relationship management in the merchant acquiring / card processing industry. Prior to iPayment, Mr. DiMaggio served as the SVP of Integration and Indirect Business Channel for Vantiv from 2010 to 2012. He also spent nearly a decade in executive roles with increasing responsibility working globally for Western Union from 2001 to 2010, including Vice President of Operations for Europe, Middle East, Africa, Asia, & Pacific. Mr. DiMaggio earned his MBA from the University of Denver Daniels College of Business and he holds a Bachelor’s Degree in Communications from Shippensburg University in Pennsylvania.

Lane Dubin has served as our Senior Vice President and General Manager, Prepaid and Instant Issuance since January 2018.  Mr. Dubin joined the Company as Senior Vice President, Sales and Marketing in August 2016. Prior to joining the Company, Mr. Dubin served at American Express Company from 1992 to 2015. Most recently, he was the Head of Global Sales at American Express Global Business Travel from 2008 to 2015, and Vice President, Business Development – North America, at American Express Global Business Travel from 2003 to 2008. Prior to these roles, Mr. Dubin held roles with increasing responsibility with American Express including Vice President-Business Development, Financial Education Services for American Express Financial Advisors and Director of Sales and Business Development for Ketera Technologies, a technology start-up incubated by American Express. Mr. Dubin holds a Bachelor’s Degree in Economics and Business Administration from Ursinus College.

Rob Grant has served as our Vice President and Chief Information Officer since April 2018.  Prior to joining the Company, Mr. Grant served as Vice President of Global Technology and Cyber Security of Crocs, a Colorado-based footwear company from February of 2013 through April of 2018. Additionally, he has held various senior leadership positions with Newmont Mining, IHS, and JD Edwards. Mr. Grant holds a Bachelor’s degree in Organizational Communications from the University of Northern Colorado.

John Lowe has served as our Chief Financial Officer since July 2018.  Prior to joining the Company, John served as Chief Financial Officer of SquareTwo Financial Corporation from August 2014 until June 2017. Prior to August 2014, Mr. Lowe held various leadership roles at SquareTwo Financial Corporation, including serving as Treasurer, Vice President of Finance, Vice President of External Reporting and Director of Technical Accounting. Mr. Lowe’s employment with SquareTwo Financial commenced in 2009.  SquareTwo Financial Corporation filed for Chapter 11 bankruptcy protection in March 19, 2017 in connection with a strategic sale of the Company.  Mr. Lowe holds a Bachelor of Science degree in both Accounting and Finance from the Virginia Polytechnic Institute and State University and is a Certified Public Accountant in the State of Colorado. Mr. Lowe is also a Chartered Financial Analyst.

Lisa Jacoba has served as our Chief Human Resources Officer since June 2015. From 2006 to 2014, Ms. Jacoba served as Senior Vice President, Human Resources, and Senior Vice President of Global Talent Management at Western Union in the United States and in the United Kingdom.  Prior to Western Union, Ms. Jacoba spent sixteen years in human resources positions of increasing responsibility at First Data Corporation with the most recent position of Senior Vice President Human Resources from 2001-2005.   Ms. Jacoba received her Bachelor of Science in Human Resources from Bellevue University.

Sarah Kilgore has served as our Chief Legal and Compliance Officer since December 2017.  Prior to joining the Company, Ms. Kilgore was Of Counsel with Moye White LLP, a law firm based in Denver since June 2017.  Prior to Moye White LLP, Ms. Kilgore founded and provided legal services through Kilgore Legal Group, LLC from 2011 through 2015.  Prior to establishing Kilgore Legal Group, LLC, Ms. Kilgore served as Associate General Counsel, Governance and Securities for Western Union from 2006 to 2011.  Prior to her role at Western Union, she held various legal positions at First Data Corporation and AT&T Corp., and was a corporate attorney in private practice. Ms. Kilgore earned her Juris Doctor degree from the University of Michigan Law School and received her Bachelor’s Degree in Business Administration from Michigan State University.

Kevin O’Brien has served as the Company’s Chief Accounting Officer since April 1, 2018.  Mr. O’Brien joined the Company in March 2016 as Director of Corporate Accounting and SEC Reporting. Prior to joining the Company, Mr. O’Brien served as the Director of Financial Reporting and Compliance of Sports Authority, Inc., a sporting goods retailer, from 2014 to 2016. From 2011 to 2014, Mr. O’Brien served as the Assistant Controller of CIBER, Inc., an information technology and services company. Prior to joining CIBER, Inc., Mr. O’Brien was a Senior Audit Manager at Deloitte & Touche LLP from 2002 to 2011. Mr. O’Brien holds both a Bachelor of Arts degree and Master of Science degree in Accounting from the University of Colorado and is a Certified Public Accountant in the State of Colorado.

EXECUTIVE COMPENSATION

The following Summary Compensation Table discloses the compensation information for fiscal years 2018 and 2017 (for individuals who were named executive officers in such year) for our principal executive officer (“PEO”) and the two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year (collectively, the “named executive officers”).

Summary Compensation Table

							Nonqualified
						Non-Equity	Deferred
						Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Compensation (4)	Earnings	Compensation (5)	Total
Scott Scheirman, President and Chief Executive Officer (6)	2018	$575,000	$690,000	$—	$—	$1,086,175	—	$11,000	$2,362,175
	2017	$132,692	$—	$50,000	$501,746	$154,808	—	$78,968	$918,214
Jason Bohrer, SVP and GM, Secure Card	2018	$316,731	$199,522	$—	$—	$292,970	—	$11,000	$820,223
	2017	$304,039	$45,522	$30,950	$88,510	$—	—	$20,052	$489,073
Lane Dubin, SVP and GM, Prepaid and Instant Issuance	2018	$341,719	$231,935	$—	$—	$401,861	—	$17,239	$992,754
	2017	$328,282	$58,935	$39,803	$100,999	$—	—	$10,813	$538,832

(1)

For 2018, these amounts include (a) a prepaid retention payment described below under “Cash and Equity Retention Awards and Agreements - 2019 Retention Agreements”, and (b) for Messrs. Bohrer and Dubin, the second installment of their retention payments described below under “Cash and Equity Retention Awards Agreements - 2017 Equity

Awards and Retention Agreements.” For 2017, these amounts represent the first installment of Messrs. Bohrer and Dubin’s 2017 retention payments.
(2)	These amounts represent the grant date fair value of restricted stock unit awards granted. The values were calculated in accordance with FASB ASC Topic 718.
(3)

These amounts represent the grant date fair value of the stock option awards calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the stock option awards, please see Note 15 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(4)

These amounts include (a) the following payments under the Company’s short-term incentive plan for the 2018 plan year: Mr. Scheirman- $1,086,175; Mr. Bohrer- $277,296; and Mr. Dubin- $381,709, (b) the following payments made in 2018 under the 2017 Cash Performance Unit long-term incentive awards: Mr. Bohrer- $15,674; and Mr. Dubin- $20,152, and (c) for Mr. Scheirman in 2017, this amount represents the payment made under the STIP for the 2017 plan year. Pursuant to his employment agreement, Mr. Scheirman was guaranteed a STIP payment at his target amount with respect to 2017, prorated based on his start date.  No other STIP participants received a payout for the 2017 plan year.

(5)

For 2018, these amounts include (a) matching contributions under the Company’s 401(k) plan, and (b) for Mr. Dubin, dividend equivalents paid in cash upon the vesting of the first tranche of his September 1, 2016 RSU award and a cash payout of earned but unpaid time-off in excess of the Company’s new policy limits implemented in 2018.  As part of the transition of the new time-off policy limits in 2018, all employees of the Company were entitled to a cash payout of any time they had accrued in excess of the new limits.  For 2017, these amounts include (a) matching contributions under the Company’s 401(k) plan, and (b) for Mr. Scheirman, reimbursement for certain living expenses, legal support for finalization of his employment agreement during his transition into the CEO role and $53,338 in cash fees paid to Mr. Scheirman through September 30, 2017 for his service in 2017, prior to October 5, 2017, as a non-employee director of the Company, and (b) for Mr. Bohrer, relocation expenses related to his joining the Company in 2016.

(6)

Mr. Scheirman’s total compensation for 2017 includes $53,338 received in connection with his service as a non-employee director of the Company in 2017 prior to October 5, 2017 and comprised of the following components: (a) the grant date fair value of his restricted stock unit award (described in footnote 2 to this table), and (b) the cash fees paid to Mr. Scheirman through September 30, 2017.  The remainder of the 2017 fees includes reimbursement for certain living expenses and legal support for finalization of his employment agreement during his transition into the CEO role.

Base Salaries

Base salaries established for the Company’s executive officers are intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by the Company and have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries are also designed to provide executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in the Company’s operating performance.

Our named executive officers were entitled to the following annual base salaries in 2018 and 2019:

	2018 Base Salary	2019 Base Salary	%
Named Executive Officer	(Effective March 11, 2018)	(Effective March 10, 2019)	Increase
Scott Scheirman	$575,000	$592,250	3.0%
Jason Bohrer	$320,250	$329,858	3.0%
Lane Dubin	$345,516	$355,881	3.0%

Annual Incentive Awards

The Company maintains an annual short-term incentive plan (the “STIP”) to incentivize senior management and other key employees to achieve the short-term financial and non-financial objectives of the Company. The annual incentive awards are intended to reward both overall Company and individual performance during the year, and as such, are variable from year to year. The Company believes that establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives and in motivating our senior management to achieve the Company’s annual objectives.

In 2018, the Compensation Committee approved annual incentive awards under the STIP based upon the Company achieving certain levels of Adjusted EBITDA and Adjusted Free Cash Flow, as described below, and Revenue. Note that the term Revenue as defined in the STIP is consistent with “Total Net Sales”, as included in the Company’s consolidated financial statements, for all references contained herein. For 2018 the Company significantly exceeded the targets as established by the Compensation Committee across each of these metrics.  Payout of the STIP to individual management team members was based upon these Company results and the achievement of individual objectives.

“Adjusted EBITDA” is a financial measure that is not calculated according to U.S. generally accepted accounting principles (“GAAP”). A reconciliation showing how the Company calculates Adjusted EBITDA from net (loss) income, the most comparable GAAP measure, may be found in Exhibit E to the Company’s Form 8-K press release filing with financial results for the year ended December 31, 2018, filed with the Securities and Exchange Commission on March 6, 2019.

“Adjusted Free Cash Flow” is a financial measure that is not calculated according to U.S. GAAP.  We define Adjusted Free Cash Flow as cash flow from operations less capital expenditures, and adjusted for the following cash items: interest, income taxes, litigation and related charges incurred in connection with certain patent and shareholder litigation, and restructuring and other charges.  This measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

Long-Term Incentives

Prior to 2019, the Company maintained a long-term incentive award practice whereby senior leaders and executives may receive annual awards under the Omnibus Plan (described below). In October 2018, the Company announced its intention to suspend the use of incentives under the Omnibus Plan (see “Cash and Equity Retention Awards and Agreements - 2019 Executive Incentive Plan” below).

The March 22, 2017 long-term incentive award consisted of nonqualified stock options, restricted stock units (RSU’s) and cash performance units.  The cash performance units are performance-based awards and settle in cash, in an amount between 50% and 200% of the target award value, based on the performance of the Company’s stock price during each of three performance sub-periods (from the grant date through each of the first, second and third anniversaries of the grant date). The final payouts will be made in cash with respect to approximately one-third of the cash performance units at the end of each performance sub-period.  The first tranche of cash performance units vested on March 22, 2018 and the second tranche vested on March 22, 2019 and each paid out at 50% of the target award value, given the stock price performance of the Company between the grant and vest date.

The awards described above are all subject to other applicable terms and conditions consistent with the Omnibus Plan.

Cash and Equity Retention Awards and Agreements

2017 Equity Awards and Retention Agreements

In connection with the Company’s appointment of Mr. Scheirman as its new President and Chief Executive Officer, in September 2017, the Company awarded nonqualified stock options and cash retention bonuses to the Company’s executive officers and other employees, including Messrs. Bohrer and Dubin, in lieu of the annual long-term incentive awards that would otherwise have been made in the first quarter of 2018.  The goal of these awards was to align interests of senior leaders and executives with those of the newly appointed President and Chief Executive Officer.  The stock option grants generally will vest 33.4% on the first anniversary of the grant date and 33.3% on each of the second and third anniversaries of the grant date.  Under the terms of the retention bonuses, the recipients had to remain with the Company and in good performance standing through each of the applicable payment dates.  50% of each award was paid on December 7, 2017 and the remaining 50% was paid on April 3, 2018.

2019 Executive Incentive Plan

In October, 2018, the Compensation Committee determined that the use of equity compensation is currently ineffective and continuing to make equity awards at that time would be too dilutive to shareholders.  As a result, the Compensation Committee suspended cash, equity and incentive awards grants under the company’s Omnibus Plan during 2019 and adopted a new 2019 Executive Incentive Plan (“EIP”) in order to continue to retain and motivate an executive leadership team which had significantly improved the Company’s business performance over the prior twelve months.  The EIP terminates on December 31, 2019 unless earlier terminated by the Company or extended pursuant to the approval of the Compensation Committee.

The EIP provides a means of rewarding persons designated as participants under the EIP (currently the Company’s named executive officers and other key employees) with incentive payments based on the Company’s achievement of certain quarterly and annual performance goals under the EIP with respect to the 2019 calendar year.  The Company developed, and the Compensation Committee approved, the quarterly and annual performance goals, which are subject to the Compensation Committee’s discretion.  The performance goals are based upon the Company achieving certain levels of Adjusted EBITDA, Adjusted Free Cash Flow and Revenue, consistent with the STIP (see “Annual Incentive Awards” above).  Eighty percent of a participant’s total incentive opportunity may be earned under the EIP on a quarterly basis throughout the year, and twenty percent of a participant’s total incentive opportunity may be earned under the EIP on an annual basis.  Payouts for these incentives can range from 0% to 200%, based on Company performance.

2019 Retention Agreements

Also in October, 2018, the Compensation Committee determined that the Company should enter into retention agreements (“Retention Agreements”) with the Company’s named executive officers and other key employees.  Under the terms of each Retention Agreement, each recipient is entitled to a cash payment (“Retention Payment”) of a specified amount.  The Retention Payments were paid on November 16, 2018.

Under the Retention Agreements, in the event a recipient of a Retention Payment voluntarily terminates his or her employment without Good Reason (as defined in each Retention Agreement), or the Company terminates such recipient’s employment for Cause (as defined in each Retention Agreement), in either case, before March 13, 2020 (the “Retention Date”), then such recipient will be required to promptly repay to the Company, in any event no later than ten (10) days following such termination, an amount equal to the Retention Payment reduced by all taxes the Company actually withholds therefrom. A recipient will not be required to repay a Retention Payment in the event of termination of employment due to death or disability, by the Company without Cause or by the recipient for Good Reason prior to the Retention Date.

Employee Benefits

The Company maintains the CPI Holdings I, Inc. 401(k) Plan (the “401(k) Plan”), which is a qualified defined-contribution plan under the provisions of the Internal Revenue Code Section 401(k) covering substantially all employees who meet certain eligibility requirements. Under the 401(k) Plan, participants may defer their salary subject to statutory limitations and may direct the contributions among various investment accounts. The Company matches 100% of the participant’s first 3% of deferrals and 50% of the next 2% of deferrals. The Company’s portion is 100% vested at the time of the match.

Employment and Post-Termination Arrangements

Mr. Scheirman’s Employment Agreement

On September 25, 2017, Mr. Scheirman entered into an employment agreement with the Company to serve as President and Chief Executive Officer, effective October 5, 2017, for a term ending on March 31, 2021, plus automatic one-year renewals thereafter unless either party provides notice of intent not to renew the agreement. The agreement provides for an initial base salary of $575,000 per year. In addition, Mr. Scheirman is entitled to participate in the STIP with a target bonus of 100% of his annual base salary. For 2017, Mr. Scheirman’s STIP payout was guaranteed  at 100% of his annual base salary (prorated based on his start date), and for 2018, the agreement provides that Mr. Scheirman’s

STIP payout will be no less than 80% of his annual base salary.  Mr. Scheirman also received a nonqualified stock option grant with respect to 280,000 shares of the Company’s common stock, which will vest in approximately equal annual installments over a three-year period, subject to Mr. Scheirman’s continued employment.

Mr. Scheirman received temporary support for commuting expenses associated with his employment with the Company and also reimbursement for legal expenses associated with finalizing his employment agreement.

In the event that Mr. Scheirman’s employment is terminated by the Company without “Cause,” he resigns for “Good Reason” (each as defined in the agreement), separates employment due to death or disability or the Company fails to renew his agreement upon its expiration, Mr. Scheirman would be entitled to (i) continued monthly payments of his base salary and his annual STIP target bonus for a period of eighteen months; (ii) a prorated portion of his annual STIP bonus, based on the number of full months completed during the fiscal year in which such termination of employment occurs and based on final Company performance for the STIP year; (iii) accelerated vesting of any outstanding equity awards that would have otherwise vested in the next twelve months following the termination (for performance-based awards, vesting will be based on actual performance determined at the end of the performance period); (iv) the cost of COBRA coverage for his health coverage then in effect, less the employee contribution for an active employee, for the severance period; and (v) up to six months of outplacement services.

In the event that Mr. Scheirman experiences a termination event as described above within six months prior to or two years following a change in control, Mr. Scheirman will receive the benefits described in the foregoing paragraph, except that the severance and COBRA continuation benefits in items (i) and (iv) above would be extended from eighteen to twenty-four months, and his outstanding equity awards would vest in full (with any performance-based awards vesting at the target level of performance).

Mr. Scheirman is subject to certain restrictive covenants, including obligations regarding non-competition and non-solicitation of Company employees and customers, during the term and for a period of eighteen months following any termination of his employment with the Company.

In October 2018, Mr. Scheirman became a participant in the EIP. As a participant in the EIP, Mr. Scheirman’s quarterly incentive opportunity is equal to $207,000 per quarter and his annual incentive opportunity is equal to $207,000.  Payout is based on quarterly and annual Company performance goals for 2019.  See “Cash and Equity Retention Awards and Agreements – 2019 Executive Incentive Plan” for a description of the EIP.

Also in October 2018, Mr. Scheirman entered into a Retention Agreement with the Company.  Pursuant to Mr. Scheirman’s Retention Agreement, Mr. Scheirman was paid $690,000 on November 16, 2018, and must repay that amount to the Company in the event he voluntarily terminates his employment without Good Reason (as defined in the Retention Agreement), or the Company terminates his employment for Cause (as defined in the Employment Agreement), in either case before March 13, 2020. See “Cash and Equity Retention Awards and Agreements – 2019 Retention Agreements” for a description of the Retention Agreements.

The estimated cash severance payment to Mr. Scheirman on termination, assuming a termination as of December 31, 2018, would have been $1,752,443 for termination without “Cause,” for “Good Reason,” for the Company’s failure to renew the agreement, or termination due to his death or “Disability.”

Mr. Bohrer’s Employment Offer Letter

Mr. Bohrer does not have an employment agreement with the Company.  Under the terms of his employment offer letter, he receives an initial base salary of $300,000 per year plus an annual target incentive award equal to 50% of his base salary.  In addition, on June 1, 2016, Mr. Bohrer received a nonqualified stock option award with respect to 32,258 shares of the Company’s common stock.  Mr. Bohrer’s stock options will vest 33.4% on the second anniversary of the date of grant and 33.3% on each of the third and fourth anniversaries, subject to other applicable terms and conditions consistent with the Omnibus Plan.  Mr. Bohrer’s offer letter does not provide for any severance benefits, however, upon a termination of his employment as of December 31, 2018, Mr. Bohrer would have been eligible to receive an estimated $506,760 in cash severance upon a termination without “cause” or for “good reason” pursuant to our Executive Severance Guidelines, as summarized below.

In October 2018, Mr. Bohrer became a participant in the EIP.  As a participant in the EIP, Mr. Bohrer’s quarterly incentive opportunity is equal to $46,200 per quarter and his annual incentive opportunity is equal to $46,200.  Payout is based on quarterly and annual Company performance goals for 2019.  See “Cash and Equity Retention Awards and Agreements – 2019 Executive Incentive Plan” for a description of the EIP.  Participation in the EIP replaces the 50% target incentive award identified in Mr. Bohrer’s employment offer letter.

Also in October 2019, Mr. Bohrer entered into a Retention Agreement with the Company.  Pursuant to Mr. Bohrer’s Retention Agreement, Mr. Bohrer was paid $154,000 on November 16, 2018, and must repay that amount to the Company in the event he voluntarily terminates his employment without Good Reason (as defined in the Retention Agreement), or the Company terminates his employment for Cause (as defined in the Retention Agreement), in either case before March 13, 2020. See “Cash and Equity Retention Awards and Agreements – 2019 Retention Agreements” for a description of the Retention Agreements.

Mr. Dubin’s Employment Offer Letter

Mr. Dubin does not have an employment agreement with the Company.  Under the terms of his employment offer letter, he receives an initial base salary of $325,000 per year plus an annual target incentive award equal to 60% of his base salary.  In addition, on September 1, 2016, Mr. Dubin received (a)  a nonqualified stock option award with respect to 22,500 shares of the Company’s common stock, and (b) an award of 3,712 restricted stock units, each vesting in approximately equal annual installments over a four-year period, and in each case, subject to Mr. Dubin’s continued employment.  The equity awards are subject to other applicable terms and conditions consistent with the Omnibus Plan.  Mr. Dubin’s offer letter does not provide for any severance benefits, however, upon a termination of his employment as of December 31, 2018, Mr. Dubin would have been eligible to receive an estimated $579,210 in cash severance upon a termination without “cause” or for “good reason” pursuant to our Executive Severance Guidelines, as summarized below.

In October 2018, Mr. Dubin became a participant in the EIP.  As a participant in the EIP, Mr. Dubin’s quarterly incentive opportunity is equal to $51,800 per quarter and his annual incentive opportunity is equal to $51,800.  Payout is based on quarterly and annual Company performance goals for 2019.  See “Cash and Equity Retention Awards and Agreements – 2019 Executive Incentive Plan” for a description of the EIP.  Participation in the EIP replaces the 60% target incentive award identified in Mr. Dubin’s employment offer letter.

Also in October 2019, Mr. Dubin entered into a Retention Agreement with the Company.  Pursuant to Mr. Dubin’s Retention Agreement, Mr. Dubin was paid $173,000 on November 13, 2018, and must repay that amount to the Company in the event he voluntarily terminates his employment without Good Reason (as defined in the Retention Agreement), or the Company terminates his employment for Cause (as defined in the Retention Agreement), in either case before March 13, 2020.  See “Cash and Equity Retention Awards and Agreements – 2019 Retention Agreements” for a description of the Retention Agreements.

Executive Severance Guidelines

On June 21, 2017, the Company adopted guidelines governing executive severance (“Executive Severance Guidelines”), applicable to officers and named executive officers of the Company who are not otherwise parties to individual employment or severance agreements providing for benefits upon a termination of employment. Under the Executive Severance Guidelines, if the employment of an eligible officer is terminated without “cause” or due to a resignation for “good reason,” not in connection with a “change in control” (each as defined in the Executive Severance Guidelines) and subject to the execution, delivery and non-revocation of a release of claims, he or she would be eligible to receive cash severance equal to one times the sum of his or her base salary plus annual bonus target. The Company’s Chief Executive Officer would receive 1.5 times the sum of base salary and annual bonus target; however, Mr. Scheirman is party to an individual agreement and thus, the Executive Severance Guidelines do not apply to him. For such a termination occurring within the 24 months following a change in control, the applicable severance multiple would be increased to 2.0 times (for the Chief Executive Officer) and 1.5 times (for all other eligible officers). In addition, the

Company would continue to pay a portion of the cost of medical, dental and vision benefits on behalf of an eligible officer, such that the officer’s contribution would remain as it were for an active officer, for the greater of the severance period or such officer’s eligibility for COBRA continuation coverage, and the Company may provide, in its discretion, up to six months of outplacement services.

Additional Compensation Governance Practices

During 2016, the Company adopted an incentive compensation recoupment policy (“Clawback Policy”).  Under the Clawback Policy if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers of the Company within the three-year period immediately preceding the date on which the Company is required to prepare the restatement. If the Compensation Committee determines that any such incentive awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Compensation Committee may, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts that would have been awarded or paid based on the restated results. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities. For purposes of this policy, “executive officers” of the Company include all persons designated by the Board of Directors as Section 16 reporting officers.

Since 2016, the Company also has maintained formal executive stock and independent director stock ownership guidelines which apply to senior executives, including our named executive officers, and our independent directors.  The Company did this to further align the interests of our leaders and the independent directors with those of our shareholders.  Under the guidelines, executives and independent directors have up to five years to accumulate shares and share equivalents that have a market value equal to or greater than a prescribed multiple of annual salary, as outlined below.  Given that these guidelines were recently adopted, our executives and independent directors have until 2021 (or five years from appointment to their position, whichever is later) to satisfy the applicable share ownership levels.

Position	Multiple of Salary (1)	Additional Comments
CEO	5x	Shares that count towards the guidelines include those owned outright, restricted stock, restricted stock units, intrinsic value of vested stock option and any deferred stock
CEO Direct Reports and Chief Accounting Officer	2x
Other Executives	1x
Independent Directors	3x

(1)   For the independent directors the ownership requirement is 3x the cash portion of their annual fees.

Outstanding Equity Awards at 2018 Fiscal Year-End

	Option Awards				Stock Awards
	Number of	Number of					Market
	Securities	Securities			Number of		Value of
	Underlying	Underlying			Shares of		Shares of
	Unexercised	Unexercised	Option		Stock that		Stock that
	Options	Options	Exercise	Option	Have Not		Have Not
	(Exercisable)	(Unexercisable)	Price	Expiration	Vested		Vested
Name	(#)	(#)(1)	($)	Date	(#)		($) (5)
Scott Scheirman	93,334	186,666	$5.25	9/25/2027
Jason Bohrer	10,774	21,484	$21.00	6/1/2026
	6,166	3,078	$21.75	3/22/2027
	8,350	16,650	$5.25	9/25/2027
					1,423	(2)	$3,259
Lane Dubin	11,250	11,250	$27.60	9/1/2026
	7,928	3,957	$21.75	3/22/2027
	8,350	16,650	$5.25	9/25/2027
					1,856	(3)	$4,250
					1,830	(4)	$4,191

(1)

For Mr. Scheirman, (a) 33.4% of the options vested and became exercisable on September 25, 2018, and (b) 33.3% of the options will vest and become exercisable on each of September 25, 2019 and September 25, 2020, subject to continued service with the Company through each such vesting date.  For Mr. Bohrer’s options expiring June 1, 2026, (a) 25% of the options vested and became exercisable on each of June 1, 2017, and June 1, 2018, and (b) 25% of the options will vest and become exercisable on each of June 1, 2019 and June 1, 2020, subject to continued service with the Company through each such vesting date.  For Mr. Bohrer’s options expiring March 22, 2027, (a) 33.4% of the options vested and became exercisable on March 22, 2018, and (b) 33.3% of the options will vest and become exercisable on each of March 22, 2019 and March 22, 2020, subject to continued service with the Company through each such vesting date. For Mr. Bohrer’s options expiring September 25, 2027, (a) 33.4% of the options vested and became exercisable on September 25, 2018, and (b) 33.3% of the options will vest and become exercisable on each of September 25, 2019 and September 25, 2020, subject to continued service with the Company through each such vesting date.  For Mr. Dubin’s options expiring September 1, 2026, (a) 25% of the options vested and became exercisable on each of September 1, 2017, and September 1, 2018, and (b) 25% of the options will vest and become exercisable on each of September 1, 2019 and September 1, 2020, subject to continued service with the Company through each such vesting date.  For Mr. Dubin’s options expiring March 22, 2027, (a) 33.4% of the options vested and became exercisable on March 22, 2018, and (b) 33.3% of the options will vest and become exercisable on each of March 22, 2019 and March 22, 2020, subject to continued service with the Company through each such vesting date. For Mr. Dubin’s options expiring September 25, 2027, (a) 33.4% of the options vested and became exercisable on September 25, 2018, and (b) 33.3% of the options will vest and become exercisable on each of September 25, 2019 and September 25, 2020, subject to continued service with the Company through each such vesting date.

(2)	100% of Mr. Bohrer’s restricted stock unit award will vest on March 22, 2020, subject to continued service with the Company through the vesting date.
(3)	100% of Mr. Dubin’s restricted stock unit award will vest on March 22, 2020, subject to continued service with the Company through the vesting date.
(4)

Mr. Dubin’s restricted stock unit award vests as follows: (a) 25% of the award vested on each of September 1, 2017 and September 1, 2018, and (b) 25% of the award will vest on each of September 1, 2019 and September 1, 2020, subject to continued service with the Company through the vesting date.

(5)	The market value of the restricted stock units is based on the $2.29 closing price of a share of our common stock on December 31, 2018.

CPI Card Group Inc. Omnibus Incentive Plan

In connection with our initial public offering, we adopted the CPI Card Group Inc. Omnibus Incentive Plan (the “Omnibus Plan”) pursuant to which cash and equity-based incentives (including through an annual incentive program)

may be granted to participating employees, directors and consultants. The principal purposes of the Omnibus Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with our objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give us a significant advantage in attracting and retaining key employees, directors, and consultants. Our Omnibus Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance based awards (including performance shares, performance units and performance bonus awards), and other stock or cash-based awards. When considering new grants of share-based or option-based awards, the Company intends to take into account previous grants of such awards.  As previously disclosed, on September 25, 2017, the Board adopted, and stockholders approved, an amendment and restatement of the Omnibus Plan, which, among other things, increased the number of shares available for grant thereunder by 400,000 (as adjusted to reflect the Reverse Stock Split) and extended the term of the Omnibus Plan through September 25, 2027.

Equity Compensation Plan Information Table

The following table provides information as of December 31, 2018 with respect to shares of our common stock that may be issued under our existing equity compensation plan.

Number of securities
remaining available for
future issuance under
	Number of securities to		Weighted average		equity compensation
	be issued upon exercise		exercise price of		plans (excluding
	of outstanding options,		outstanding options,		securities reflected in
	warrants and rights		warrants and rights		column (a))
	(a) (#)		(b) ($)		(c) (#)
Equity compensation plans approved by security holders (1)	985,876	(2)	14.28	(2)	156,917	(3)
Equity compensation plans not approved by security holders	—		–		–
Total	985,876		14.28		156,917

(1)	All current equity compensation plans have been approved by shareholders.
(2)

Consists of (i) 6,600 outstanding options under the CPI Holdings I, Inc. Amended and Restated 2007 Stock Option Plan (the “Option Plan”) at an average exercise price of $0.002; (ii) 910,627 outstanding options under the Omnibus Plan at an average exercise price of $14.99; and (iii) 68,649 outstanding restricted stock units under the Omnibus Plan at an average grant date fair value of $6.25.

(3)

The Option Plan was discontinued in connection with our initial public offering, and no further grants can be made under the Option Plan. Any shares subject to option awards that are cancelled, forfeited, or lapse under the Option Plan may become available for issuance under the Omnibus Plan.

AUDIT COMMITTEE REPORT

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent auditor; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company’s independent auditor. The Audit Committee’s function is more fully described in its charter.

Our management is responsible for the preparation, presentation and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. KPMG LLP, or KPMG, our independent registered public accounting firm for 2018, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

The Audit Committee has also reviewed and discussed with KPMG the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with KPMG those matters required to be discussed under applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”). Additionally, KPMG provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

Robert Pearce, Chairman

Valerie Soranno Keating

Douglas Pearce

AUDIT FEES

For the years ended December 31, 2018 and 2017, KPMG LLP, our independent registered public accounting firm, billed the approximate fees set forth below:

	2018	2017
Audit fees(1)	$665,005	$740,352
Audit-related fees(2)	—	—
Tax fees (3)	209,210	346,911
All other fees(4)	—	—
Total fees	$874,215	$1,087,263

(1)

Audit fees relate to (i) the audit of our annual consolidated financial statements as of and for the years ended December 31, 2018 and 2017, (ii) interim reviews of our quarterly consolidated financial statements for the interim periods within the years ended December 31, 2018 and 2017, (iii) 2017 statutory financial statement audits; (iv) and accounting consultations.

(2)

These services include attest services related to financial reporting that are not required by statute or regulation. We did not pay KPMG LLP for services included in this category during the years ended December 31, 2018 and 2017.

(3)	For the years ended December 31, 2018 and 2017, tax fees relate primarily to U.S. federal and state tax compliance, and for services in connection with research and development tax credit studies.
(4)

This category includes fees for services that are not included in the above categories. We did not pay KPMG LLP for services included in this category during the years ended December 31, 2018 and 2017.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, the independent registered public accounting firm will submit a pre-approval request, which will list each known and/or anticipated audit and non-audit service for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved by the Audit Committee.

All services provided by KPMG LLP during the fiscal year ended December 31, 2018 were approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock or entities affiliated with them had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with the Tricor Funds (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Tricor Funds are entitled to request that we register shares of our common stock on a long-form or short-form registration statement on one or more occasions in the future, provided that we will not be obligated to register such shares within 90 days after the effective date of a registration statement previously filed pursuant to a request under the Registration Rights Agreement and otherwise for up to 60 days from the date of a request under the Registration Rights Agreement in certain circumstances. The Tricor Funds also are entitled to participate in certain registered offerings that we may conduct in the future, subject to certain restrictions. We will pay the Tricor Funds’ expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by the Tricor Funds as of the closing of our initial public offering, (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions, and (iii) any of our common stock owned or acquired following the closing of our initial public offering by the Tricor Funds (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 under the Securities Act or repurchased by us or our subsidiaries.

Director Nomination Agreement

In connection with our initial public offering, we entered into a Director Nomination Agreement with the Tricor Funds that provides the Tricor Funds the right to designate nominees for election to our Board of Directors for so long as the Tricor Funds collectively beneficially own 5% or more of the total number of shares of our common stock then outstanding. The number of nominees that the Tricor Funds are entitled to designate under the Director Nomination Agreement bears the same proportion to the total number of members of our Board of Directors as the number of shares of common stock beneficially owned by the Tricor Funds bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. In addition, the Tricor Funds shall be entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of such designee’s term regardless of the Tricor Funds’ beneficial ownership at such time. In addition, for so long as the Tricor Funds collectively beneficially own 10% or more of the total number of shares of our common stock then outstanding, the Tricor Funds shall also have the right to have their designees participate on committees of our Board of Directors, subject to compliance with applicable law and stock exchange rules. The Director Nomination Agreement will terminate at such time as the Tricor Funds collectively own less than 5% of our outstanding common stock. Nicolas Peters and Bradley Seaman have been designated by the Tricor Funds as nominees to be included in the Company’s proxy statement commencing in 2016.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related party transaction policy setting forth the policies and procedures for the review and approval of related party transactions. The policy covers transactions involving us in which the aggregate amount involved exceeds or may be expected to exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and any immediate family member of or person sharing a household with any of these individuals. All related party transactions must be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposed transaction, the Audit Committee will consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

RATIFICATION OF RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL NO. 2

Our Audit Committee has retained KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019. A proposal will be presented at the Annual Meeting to ratify this retention. Ratification of the retention of our independent registered public accounting firm requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the stockholders fail to ratify such selection, another independent registered public accounting firm will be considered by our Audit Committee, but the Audit Committee may nonetheless choose to engage KPMG LLP. Even if the retention of KPMG LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. We have been advised that a representative of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and, if such person chooses to do so, make a statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE RETENTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE

STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present proposals at the Company’s annual meeting of stockholders in 2020 pursuant to Rule 14a-8 under the Exchange Act must send notice of their proposal to us so that we receive it no later than December 14, 2019. Stockholders who intend to present proposals at the annual meeting of stockholders in 2020 other than pursuant to Rule 14a-8 must comply with the notice provisions in our Bylaws. The notice provisions in our Bylaws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2020, proper notice of the proposal be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however that in the event next year’s annual meeting is more than 30 days before or after such anniversary date, notice must be delivered not less than the later of 90 days prior to next year’s annual meeting or the 10th day following the day the Company first publicly announces next year’s annual meeting date. Under these requirements, the deadline for proposals brought under our Bylaws is March 1, 2020. Stockholder proposals should be addressed to CPI Card Group, 10026 West San Juan Way, Littleton, Colorado 80127; Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary.

EXEMPTION FROM TORONTO STOCK EXCHANGE (“TSX”) RULES

The Company is an “Eligible International Interlisted Issuer” as such term is defined in the TSX Company Manual (the “Manual”). As an Eligible International Interlisted Issuer, the Company has applied for and received an exemption pursuant to Section 401.1 of the Manual from Sections 461.1 to 461.4 and Section 464 of the Manual, the effect of which is that the Company will not have to comply with certain Canadian requirements relating to majority voting and the annual election of directors.

The Company sought the exemption on the basis that (i) the Company’s primary listing is the NASDAQ Capital Market; (ii) the Company is incorporated in the State of Delaware; and (iii) less than 25% of trading volume in the Company’s shares was on Canadian marketplaces. The Company is required to notify the TSX of its continued reliance on the exemption before each successive annual meeting of shareholders.

OTHER MATTERS

We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the proxy intend to vote the shares they represent in accordance with their own judgments.

Upon written request by any stockholder entitled to vote at the Annual Meeting, we will promptly furnish, without charge, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 which we filed with the SEC, including the financial statements. If the person requesting the report was not a stockholder of record on April 5, 2019, the request must contain a good faith representation that he or she was a beneficial owner of our common stock at the close of business on that date. Requests should be addressed to CPI Card Group, 10026 West San Juan Way, Littleton, Colorado 80127; Attention: Sarah Kilgore, Chief Legal and Compliance Officer and Corporate Secretary.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE TODAY BY THE TELEPHONE, VIA THE INTERNET OR BY MAIL.

By Order of the Board of Directors,

Sarah Kilgore
Chief Legal and Compliance Officer and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. CPI Card Group Inc. 10026 West San Juan Way Littleton, Colorado 80127 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For 0 0 0 0 0 0 For 0 Against 0 0 0 0 0 0 Against 0 Abstain 0 0 0 0 0 0 Abstain 0 1) Douglas Pearce 2) Robert Pearce 3) Nicholas Peters 4) Scott Scheirman 5) Bradley Seaman 6) Valerie Soranno Keating The Board of Directors recommends you vote FOR the following proposal: 2To ratify KPMG LLP as independent registered public accounting firm for the year ending December 31, 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000407552_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice & Proxy Statement are available at www.proxyvote.com CPI CARD GROUP INC. Annual Meeting of Stockholders May 30, 2019 8:00 AM MDT This proxy is solicited by the Board of Directors The stockholders hereby appoint(s) Sarah Kilgore as proxy, with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CPI CARD GROUP INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, MDT on May 30, 2019, at the Hampton Inn & Suites, 7611 Shaffer Parkway Littleton, Colorado 80127, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000407552_2 R1.0.1.18